Exhibit 10.79

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into in Danbury, CT, by and between Tasker Products Corp. (the “Company”), a Nevada corporation with its principal place of business at 39 Old Ridgebury Road, Suite 14, Danbury, CT, and Lanny Dacus (the “Executive”), effective as of the 12th day of December, 2006.

WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company therefore wishes to employ the Executive as its Chief Executive Officer and President and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, this Agreement shall have a term of two (2) years commencing on the effective date hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Title and Duties. Executive agrees during the term of this Agreement to devote substantially all of his working time, attention, skill and efforts during normal working hours to the performance of his duties, faithfully and to the best of his abilities and in accordance with the supervision and direction of the Board of Directors of the Company (the “Board”). The Executive shall serve as Chief Executive Officer (as of December 14, 2006) and President (as of December 12, 2006) of the Company and shall have duties customarily associated with such positions and such other duties as reasonably determined by the Board, in its discretion. Provided, however, that the Executive may devote reasonable amounts of time required for purposes of:

(a) serving as a director or member of a committee of an organization or corporation, provided such activities do not involve a conflict of interest with the Executive’s duties and responsibilities at the Company and do not interfere with the regular and diligent performance of those duties and responsibilities.

(b) managing his personal investments or engaging in any other noncompeting business activities, provided that such activities do not involve a conflict of interest with the Executive’s duties and responsibilities at the Company and do not interfere with the regular and diligent performance of those duties and responsibilities.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a salary at the rate of Sixty Thousand Dollars ($60,000) per annum (“Base Salary”), payable in accordance with the payroll practices of the Company for its executives. Executive’s Base Salary may be subject to increase by the Board in its sole discretion.

(b) Bonus Compensation. Executive shall be eligible to be considered for a bonus annually during the term hereof. The amount of such bonus, if any, shall be determined by the Board in its sole discretion.

(c) Vacations. During the term hereof, the Executive shall be entitled to twenty-five (25) days of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. During the term hereof and subject to any contribution generally required of Executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for Executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. The Company also agrees to provide the Executive with short term and long term disability benefits. In the event that the Company terminates its group health insurance plan, the Company agrees to reimburse the Executive for the costs of obtaining comparable health insurance coverage during the term of this Agreement. The Company agrees to reimburse the Executive for the cost of his continued group health insurance coverage (under a prior employer’s plan) until he receives family coverage under the Company’s group health insurance plan.

(e)  Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(f) Company Automobile. The Company will provide the Executive with a Company automobile during the term hereof, and will reimburse the Executive for all reasonable automobile expenses.

(g)	Warrants.

(i) The Executive has been granted (subject to execution of this Agreement) warrants exercisable for 4,777,778 shares of the Company’s common stock, at an exercise price of $0.11 per share (the “Initial Warrants”). Five Hundred Ninety Seven Thousand Two Hundred Twenty Four (597,224) shares of the Initial Warrants vest three months from December 1, 2006 (such date of December 1, 2006 being the “Grant Date”). The remaining Four Million One Hundred Eighty Thousand Five Hundred Fifty Four (4,180,554) shares vest in equal quarterly installments thereafter (i.e., 597,222), with full vesting of all Initial Warrants occurring on the two (2) year anniversary of the Grant Date. The Executive has been granted (subject to execution of this Agreement) additional warrants exercisable for 13,222,222 shares of the Company’s common stock (the “Additional Warrants”). The Additional Warrants shall vest and be exercisable as follows: (i) Additional Warrants exercisable for One Million Six Hundred Fifty Two Thousand Seven Hundred Seventy Eight (1,652,778) Company shares shall vest, at an exercise price of $0.12 per share, on March 31, 2007; (ii) Additional Warrants exercisable for Six Million (6,000,000) Company shares shall vest in three equal installments (i.e., 2,000,000 each), at an exercise price of $0.12 per share in the second, third and fourth calendar quarters of 2007, provided that, (A) in such second calendar quarter Executive has brought one poultry or seafood plant as a customer to the Company and (B) for each of the third and fourth calendar quarters the Executive has brought two poultry and/or seafood plants as customers to the Company (it being understood that in the event that Executive has brought at least five poultry and/or seafood plants as customers to the Company during calendar year 2007, all of the Additional Warrants described in this clause (ii) shall vest on the date on which the Executive brings the fifth poultry and/or seafood plant customer to the Company during such calendar year); (iii) Additional Warrants exercisable for Four Million (4,000,000) Company shares shall vest, at an exercise price of $0.18 per share, in the first and second calendar quarters of 2008, provided the Executive has brought two poultry and/or seafood plants as customers to the Company during each such calendar quarter (it being understood that in the event that Executive has brought at least nine poultry and/or seafood plants as customers to the Company prior to July 1, 2008, all of the Additional Warrants described in clause (ii) above and this clause (iii) shall vest (to the extent not previously vested) on the date on which the Executive brings the ninth poultry and/or seafood plant customer to the Company) and (iv) Additional Warrants exercisable for One Million Five Hundred Sixty Nine Thousand Four Hundred Forty Four (1,569,444) Company shares shall vest, at an exercise price of $0.18 per share, on September 30, 2008 provided the Executive has brought two poultry and/or seafood plants as customers to the Company during the third calendar quarter in 2008 (it being understood that in the event that Executive has brought at least eleven poultry and/or seafood plants as customers to the Company prior to October 1, 2008, all of the Additional Warrants described in clauses (ii) and (iii) above and this clause (iv) shall vest (to the extent not previously vested) on the date on which the Executive brings the eleventh poultry and/or seafood plant customer to the Company). Notwithstanding the foregoing, all of the Additional Warrants shall vest no later that the date that Executive has brought his eleventh poultry and/or seafood plant as a customer to the Company. Vesting of the Initial Warrants and the Additional Warrants shall cease if the Executive’s employment under this Agreement is terminated, unless termination is by the Company other than for Cause, by the Executive for Good Reason, or caused by the Executive’s death or disability. Each of the Initial Warrants and Additional Warrants are exercisable for a ten (10) year period following the Grant Date, provided, however, that if the Executive’s employment under this Agreement is terminated by the Company other than for Cause, by the Executive for Good Reason, or caused by the Executive’s death or disability, such warrants are exercisable no later than five (5) years from the date of such termination, resignation, death or disability (but in no case later than ten years following the Grant Date); provided, further, that in the event the Executive’s employment under this Agreement is terminated by the Company for Cause or by the Executive without Good Reason, such warrants are exercisable through the date of termination or resignation (to the extent vested).

(ii)  In the event the Company undergoes a Change in Control, as defined below, one hundred percent (100%) of the then unvested portion of the Initial Warrants and Additional Warrants shall become vested and exercisable upon the occurrence of such Change in Control. A “Change in Control” means the occurrence of any of the following events: (a) the Company is a party to, or the stockholders approve, a merger, consolidation or reorganization with another entity (other than a merger, consolidation or reorganization that results in the shareholders of the Company immediately prior to the transaction holding more than 50% of the voting power of the surviving entity in the transaction immediately after consummation of the transaction); (b) a sale of all, or substantially all, of the assets of the Company; (c) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of shares of common stock of the Company representing 35% or more of the voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or (d) the Company is dissolved or liquidated; provided however, that a change in control under clause (a), (b), (c), or (d) shall not be deemed to be a Change in Control as a result of an acquisition of securities of the Company by an employee benefit plan maintained by the Company for its employees.

(iii)  In the event the Executive’s employment under this Agreement is terminated by the Company other than for Cause, by the Executive for Good Reason, or caused by the Executive’s death or disability, the unvested portion of the Initial Warrants that would have otherwise vested in the succeeding two (2) calendar quarters shall become vested and exercisable upon the occurrence of such termination, resignation, death or disability.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the
Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy; (iv) continued payment of Base Salary for the period of time that the Executive would have been entitled to receive such payments under Section 5(d) below if his employment had been terminated by the Company other than for Cause on the date of his death; and (v) any bonus owed to the Executive. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment
hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, for one hundred twenty (120) consecutive days during any calendar year. In the event of such termination, the Company shall pay to the Executive (i) the Base Salary earned but not paid through the date of termination, (ii) any vacation time earned but not used through the date of termination, and (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)       The Executive’s conviction of a felony or conviction of any other crime involving moral turpitude (which specifically excludes all traffic violations);

(ii)      The Executive’s theft, embezzlement, misappropriation of or intentional and malicious infliction of material damage to the Company’s business or property;

(iii)  The Executive’s gross dereliction of duties or gross negligence if not cured by the Executive within twenty (20) business days following notice from the Company specifying in detail the nature of such breach; or

(iv)  The Executive’s breach of any material term of this Agreement not cured by the Executive within twenty (20) business days following notice from the Company specifying in detail the nature of such breach.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than payment to the Executive of (i) the Base Salary earned but not paid through the date of termination, (ii) any vacation time earned but not used through the date of termination, and (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy.

(d)  By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then for a period of twenty-four (24) months less one month for each month after the effective date hereof (but in no case for less than twelve (12) months), the Company shall (i) continue to pay the Executive Base Salary at the rate in effect on the date of termination, and any bonus to which he would have been entitled during such period and (ii) continue to provide Executive with health insurance coverage at a level equivalent to that provided to Executive by Company immediately prior to the termination date. Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive’s signing a mutually acceptable release of claims. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company.

(e)  By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i)       Failure of the Company to continue the Executive in the positions of Chief Executive Officer or President;

(ii)      Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, a Change in Control, or a request by the Company, whether written, verbal or implied, to engage in unlawful behavior, including but not limited to violating SEC or NASDAQ rules or regulations;

(iii)      Material failure of the Company to provide the Executive the compensation and benefits in accordance with the terms of Section 4, excluding an inadvertent failure which is cured within ten (10) business days following notice from the Executive specifying in detail the nature of such failure; or

(iv)      Relocation of Executive’s principal Company office to a location more than 50 miles from Executive’s principal Company office on the effective date of this Agreement; provided, however, that a relocation of Executive’s principal Company office to the State of New Jersey shall not be deemed to be an event of Good Reason hereunder.

In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then the Executive will be entitled to the same pay he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an mutually agreeable release.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination of the Executive pursuant to this section 5(f), the Company shall have no further obligation to the Executive, other than (i) the Base Salary earned but not paid through the date of termination, (ii) payment for any vacation time earned but not used through the date of termination, and (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy. The Company may elect to waive the period of notice or any portion thereof.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Base Salary, any Base Salary continuation, bonus and benefits that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b)  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

7. Restrictive Covenants. During the term of this Agreement and for a period of twelve (12) months from the date on which the Executive's employment with the Company terminates, the Executive covenants and agrees that he shall not do any of the following:

(a)       recruit, solicit or induce any employee, consultant, agent, director or officer of the Company to terminate his/her employment with, or otherwise cease any relationship with, the Company; or

(b)   divert, or take away any clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or any of the Company’s business with such clients, customers or accounts which were contacted, solicited or served by Executive, or were directly or indirectly under Executive’s responsibility, while Executive was employed by the Company, or the identity of which Executive became aware during the term of employment except as agreed upon in writing signed by a duly authorized officer of the Company.

If any part of this Section 7 shall be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then the provisions of this Section are intended to and shall extend only for such period of time, in such area and with respect to such activities as shall be determined by such court to be reasonable and all provisions hereof shall be applied to the fullest extent permitted by law.

8. Non-Disclosure of Confidential Information.

  (a) The Executive shall not during the term of this Agreement and for a twenty-four (24) month period following termination of his employment hereunder intentionally or negligently use or disclose to any person, firm or corporation any confidential or proprietary information acquired by him during the course of his employment relating to the Company (or relating to any client of the Company) except in the course of performing his duties for the Company. Such confidential and proprietary information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, contractual information, pricing policies, the substance of agreements and arrangements with customers, suppliers and others, names of accounts, customer and supplier lists and any other documents embodying such confidential and proprietary information, that is not already known to the public.

   (b)  All information and documents relating to the Company shall be the exclusive property of the Company, and the Executive shall use his best efforts to prevent any publication or disclosure of such information and documents. Upon termination of the employment of the Executive with the Company, the Executive shall not take from and will promptly return to the Company all documents, records, customer lists, computer programs, equipment designs, technical information, reports, writings and other similar documents containing confidential or proprietary information of the Company, including copies thereof, then in the Executive's possession or control.

9. Proprietary Rights. Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities) (collectively, the "Inventions") which the Executive makes, conceives, reduces to practice, or otherwise acquires during his employment by the Company (either solely or jointly with others), and which are related to the Company's present or planned business, services or products, shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by the Executive in a fiduciary capacity for the sole benefit of the Company. All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by the Executive as "works made for hire", with the understanding that the Company shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws. The Executive hereby assigns to the Company, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefor, in the United States and elsewhere, relating thereto. The Executive shall promptly disclose to the Company and to no other party all such Inventions and shall assist the Company for its own benefit in obtaining and enforcing patents and copyright registrations on such Inventions in all countries. Upon request, the Executive shall execute all applications, assignments, instruments and papers and perform all acts (such as the giving of testimony in interference proceedings and infringement suits or other litigation) necessary or desired by the Company to enable the Company and its successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

10. Right to Injunction. The Company and the Executive each acknowledge that the services to be performed by the Executive hereunder are unique and that the Company required the Executive to enter into this Agreement as a condition to his employment by the Company. The Executive specifically acknowledges and agrees that the restrictions imposed by Sections 7 and 8 are reasonable as to duration, geographic area and scope and are necessary for the protection of the interests of the Company. Any breach or threatened breach of any provision of this Agreement by the Executive shall entitle the Company, in addition to any other remedies available to it at law or in equity, to bring an action in any court of competent jurisdiction to enjoin any such breach or threatened breach and to obtain an order temporarily or permanently enjoining any such breach or threatened breach, without posting bond, and the Company shall be entitled to recover from the Executive the Company’s reasonable attorneys’ fees and costs in obtaining such relief.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. Assignment. This Agreement shall not be assignable by the Executive or the Company without the written consent of the other party, provided, however, that the Company may assign this Agreement to any person, partnership or corporation which acquires all or substantially all of the assets or capital stock of the Company.

13. Waiver, Amendment and Alteration. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any prior or subsequent breach thereof. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

14. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

15. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Secretary, or to such other address as either party may specify by notice to the other actually received.

16. Indemnification. During the Executive’s employment and thereafter, the Company agrees to indemnify, including, without limitation, advancement of all costs and fees, the Executive from and against any liability and expenses arising by reason of Executive’s acting as an officer or director of the Company or any of its subsidiaries, in accordance with and to the fullest extent permitted by law. During the term of this Agreement, the Company shall maintain commercially reasonable Directors and Officers liability insurance, under which the Executive will be a covered person. Such liability insurance shall have such terms and policy limits of coverage as are determined appropriate by the Board.

17. Gross-Up.

(a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof), whether paid or payable or distributed or distributable pursuant to the terms of this agreement, or otherwise, by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of the Executive (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment or payments (each, a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to one-half of the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, the parties will work together in good faith, prior to the payment of any Payments that could be subject to an Excise Tax, to take reasonable actions to avoid the imposition any Excise Tax on the Executive, including by seeking shareholder approval in a manner intended to comply with the shareholder approval exception under Code Section 280G(b)(5).

(b) All determinations required to be made under this Section 17, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within ten business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 17, shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when the associated Excise Tax is due. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive may be lower than the amount actually due (“Underpayment”). In any such case, the Accounting Firm shall determine the amount of any Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

18. Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope of content of any provision of this Agreement.

21.  Severability.  The provisions of this Agreement are severable. If any term or provision hereof (or the application thereof) is held invalid or unenforceable for any reason, the remaining provisions shall not be affected but rather shall remain in full force and effect and shall be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	TASKER PRODUCTS CORP.:

/s/ Lanny Dacus	/s/ Stathis Kouninis
Lanny Dacus	Name: Stathis Kouninis
Title: CFO